Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Sirius XM Holdings Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statements (No. 333-152574, 333-159206, 333-160386, 333-179600, 333-204302, and 333-205409) on Form S-8 of Sirius XM Holdings Inc., of our reports dated January 31, 2018, with respect to the consolidated balance sheets of Sirius XM Holdings Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of comprehensive income, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule in Item 15(2) (collectively, the “the consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Sirius XM Holdings Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for share-based payments in 2016 due to the adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.

/s/ KPMG LLP
New York, New York
January 31, 2018